Exhibit 99.2
Aurinia Pharmaceuticals Appoints Craig Johnson to Board of Directors to Support Next Phase of Growth

ROCKVILLE, Maryland and EDMONTON, Alberta – November 7, 2024 – Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today announced that it has appointed Craig Johnson to its Board of Directors (the Board) to support its next phase of growth. Mr. Johnson has more than 30 years of experience serving in senior financial management roles and governing companies in the biotechnology industry. He previously served as a director of Ardea Biosciences, Inc., Adamis Pharmaceuticals Corporation, Decipher Biosciences, Inc., La Jolla Pharmaceutical Company, Odonate Therapeutics, Inc. and Mirati Therapeutics, Inc. He currently serves as a director of Heron Therapeutics, Inc. His biography can be found here.

The Company also announced that Dr. Robert T. Foster has retired from the Board.

“As part of our ongoing efforts to ensure that the Board includes the most qualified professionals to help guide the Company to maximize shareholder value, we are pleased to welcome Craig to the Board,” stated Kevin Tang, Chair of the Board. “The Board would also like to thank Robert for his many contributions to the Company.”

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. Aurinia is also developing AUR200, a differentiated, potential best-in-class therapy for autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand).

Media & Investor Inquiries:
Andrea Christopher
Corporate Communications & Investor Relations
Aurinia Pharmaceuticals Inc.
achristopher@auriniapharma.com

General Investor Inquiries:
ir@auriniapharma.com

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